Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

STAR JETS INTERNATIONAL, INC.

Pursuant to the provisions of Sections 607.1007 of the Florida Business Corporation Act (the “Act”), Star Jets International, Inc. (“Star Jets”) adopts this Amended and Restated Articles of Incorporation (the “Articles”) set forth below:

(A) The date of filing of Stat Jets’ original Articles of Incorporation with the Department of State of the State of Florida was May 26, 1998, as amended on April 30, 2007, January 19, 2010 October 27, 2017, February 5, 2018, and July 28, 2020.

(B) These Amended and Restated Articles of Incorporation restate and supersede in their entirety the provisions of the Articles of Incorporation of Star Jets, as amended, including all Certificates of Designation filed prior to the date these Amended and Restated Articles of Incorporation are being filed.

(C) The amendments enacted by these Amended and Restated Articles of Incorporation have been duly adopted by the Board of Directors of Star Jets on December 19, 2022, and by a majority of the outstanding shares of each class of capital stock of Star Jets entitled to vote on the 19th of December, 2022 in accordance with and in the manner prescribed by the provisions of Sections 607.1003 and 607.1007 of the Act.

(D) The text of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE FIRST. Corporate Name. The name of the corporation is Star Jets International, Inc. (the “Corporation”).

ARTICLE SECOND. Registered Office. The address of the registered office of the Corporation is 750 Lexington Avenue, 6th Floor, New York, NY 10022. The name of the registered agent of the Corporation is Incorporating Services, Ltd., with an address at 1540 Glenway Drive, Tallahassee, FL 32301.

ARTICLE THIRD. The mailing address of the Corporation is 750 Lexington Avenue, 6th Floor, New York, NY 10022.

ARTICLE FOURTH. Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act, as amended from time to time.

1

ARTICLE FIFTH. Authorized Shares.

(A) Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is nine billion twenty million (9,020,000,000) shares, consisting of: (i) nine billion (9,000,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) twenty million (20,000,000) shares of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”), each having the rights set forth in these Articles of Incorporation (including any Certificate of Designation filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock). The authorized number of shares of any class of capital stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote on the matter. Except as may be required by a series of Preferred Stock or by applicable law, no separate vote of such class of capital stock, the authorized number of which is to be increased or decreased, shall be necessary to effect such change.

(B) Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, a series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. For the avoidance of doubt, as of January 4, 2023, there are zero (0) shares of Preferred Stock outstanding. All Certificates of Designation filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock by the Corporation prior to January 4, 2023 are hereby declared null and void.

(C) Voting.

(1) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters in which stockholders generally are entitled to vote, except as may be otherwise be provided in these Articles of Incorporation (including any Certificate of Designation filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock) or by the Act.

(2) The holder of any series of Preferred Stock shall be entitled to any voting powers as provided in the Certificate creating such series.

2

(D) Dividends. Subject to the Act and the rights (if any) of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board, in its discretion, shall determine. In determining the dividend per share, the numerator shall be the amount of cash, other property or capital stock payable to holders of common stock and the denominator shall be the total outstanding shares of Common Stock.

(E) Certain Rights of Common Stock. Upon the dissolution, liquidation or winding up of the Corporation subject to the rights (if any) of the holders of any outstanding series of Preferred Stock, the holders of common stock shall be entitled to receive the assets of the Corporation available for distribution to stockholders ratably in proportion to the number of shares held by them in the same manner as payment of dividends under Article FIFTH Section (D).

ARTICLE SIXTH.

(A) Series D Preferred Stock. A series of the class of Preferred Stock of the Corporation is hereby created and the designation and number of shares thereof and the powers, preferences, and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

(1) Designation and Number. The shares of such series shall be designated as the Series D Preferred Stock (the “Series D Preferred Stock”). The number of shares initially constituting the Series D Preferred Stock shall be 2,000,000, which number may be increased or decreased by the Board without a vote of stockholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series D Preferred Stock.

(2) Dividends and Distributions. The Series D Preferred Stock will be entitled to a PIK (Paid-in-kind) dividend of 8%, accruing for 5 years from date of issuance.

(3) Voting. Except as otherwise expressly set forth herein or as required by law, the Series D Preferred Stock shall entitle the holders thereof to vote, with the stockholders of the shares of Common Stock, except that each share of Series D Preferred Stock shall have 10,000 votes on any matter submitted for stockholder action, and the consent of the holders thereof shall be required for the taking of any corporate action.

(4) Liquidation Event.

(a) Non-Cash Consideration. If any assets of the Corporation distributed to holders of the Series D Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board, except that any securities to be distributed to holders of the Series D Preferred Stock in a liquidation, dissolution, or winding up of the Corporation shall, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, be valued as follows:

3

(i) The method of valuation of securities not subject to an investment representation letter or other similar restrictions on free marketability shall be as follows:

(a) if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 calendar day period ending three trading days prior to the distribution; and

(b) if (a) above does not apply but the securities are actively traded over the counter, then the value shall be deemed to be the average of the closing bid prices over the 30 calendar day period ending three trading days prior to the distribution; and

(c) if there is no active public market as described in clauses (a) or (b) above, then the value shall be the fair market value thereof, as determined in good faith by written resolution of the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in ARTICLE SIXTH Section 4(a)(i) to reflect the approximate fair market value thereof, as determined in good faith by written resolution of the Board.

(5) Conversion. The shares of Series D Preferred Stock shall be convertible into shares of Common Stock at a rate of one hundred (100) shares of Common Stock for each share of Series D Preferred Stock held.

(6) Modification, Amendment or Waiver. The terms of this ARTICLE SIXTH shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series D Preferred Stock, voting as a separate class. Any right or preference of the Series D Preferred Stock set forth in this ARTICLE SIXTH may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series D Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this ARTICLE SIXTH Section 6, each share of Series D Preferred Stock shall have one (1) vote per share.

4

(7) Severability. If any term of this ARTICLE SIXTH is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this ARTICLE SIXTH as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this ARTICLE SIXTH will be deemed dependent upon any other such term unless so expressed in this ARTICLE SIXTH.

ARTICLE SEVENTH.

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(B) The number of directors shall be determined from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(C) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(D) Except as otherwise permitted in this Article SEVENTH, only persons who are nominated in accordance with the procedures established in the Bylaws of the Corporation shall be eligible for election as directors.

(E) Vacancies and newly created directorships resulting from (i) an increase in the authorized number of directors, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification or (vi) removal from office, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires and until such director’s successor shall have been duly elected and qualified.

ARTICLE EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Florida, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

5

ARTICLE NINTH. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized for consented to by the directors of the Corporation. The right to indemnification conferred by this Article NINTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition only upon the Corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article NINTH.

The Corporation may, to the extent authorized from time to time by the directors of the Corporation, provide rights to indemnification and to the advancement of expenses to other employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles, the Bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses as a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omission occurring prior to such repeal or modification.

6

ARTICLE TENTH. These Articles of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Florida, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Duval County (or the appropriate Florida federal court) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Florida Statutes or the Articles or the Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

THE UNDERSIGNED, being the Chief Executive Officer of the Corporation does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of January, 2023.

STAR JETS INTERNATIONAL, INC.

By:	/s/ Richard Sitomer
Richard Sitomer
Chief Executive Officer

7